Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

uniQure N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	195,900(2)	14.94(7)	$2,926,746.00(7)	$110.20 per $1,000,000	$322.53(7)
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	67,000(3)	14.08(7)	$943,360.00(7)	$110.20 per $1,000,000	$103.96(7)
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	120,160(4)	18.04(7)	$2,167,686.40(7)	$110.20 per $1,000,000	$238.88(7)
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	3,900(5)	18.62(7)	$72,618.00(7)	$110.20 per $1,000,000	$8.00(7)
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	66,000(6)	23.73(7)	$1,566,180.00(7)	$110.20 per $1,000,000	$172.59(7)
Total Offering Amounts					$7,676,590.40		$845.96
Total Fee Offsets							—
Net Fee Due					$7,676,590.40		$845.96

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional ordinary shares that may be offered and issued as a result of any share split, share dividend or similar transactions.

(2)	Represents ordinary shares reserved for issuance pursuant to Restricted Stock Units (“RSUs”) and option awards granted to certain individuals on April 29, 2022 as an inducement that is material to the individual’s employment.

(3)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on June 15, 2022 as an inducement that is material to the individual’s employment.

(4)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on September 27, 2022 as an inducement that is material to the individual’s employment.

(5)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on October 31, 2022 as an inducement that is material to the individual’s employment.

(6)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on December 7, 2022 as an inducement that is material to the individual’s employment.

(7)	Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the inducement option award.